CHAIRMAN, PRESIDENT AND CEO COMPENSATION AGREEMENT

THIS AGREEMENT made as of February 01, 2004

BETWEEN:

Gamestate Entertainment, Inc., a company incorporated under the laws of Nevada, USA having a registered office at 1650-1188 West Georgia Street, Vancouver, BC V6A 4E3

(the "Company")
                                                                OF THE FIRST PART

AND:

Roderick C. Bartlett with an office at 2818 Bellevue Ave. West Vancouver, BC, V7V 1E8

(the "Executive")
                                                                OF THE SECOND PART

AND:

BPYA 966 Holdings Ltd., a company incorporated under the laws of British Columbia having its registered office at 2818 Bellevue Ave. West Vancouver, BC, V7V 1E8

(the "BPYA")
                                                                OF THE THIRD PART

WHEREAS, the Company has appointed Executive to the position of Chairman,
President and CEO, and Executive has accepted such appointment;

WHEREAS, the Executive desires to direct his compensation for services rendered to the company through his holding company BPYA;

WHEREAS, in connection with such appointment, the Company, Executive
And BPYA desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the Executive's appointment as Chairman, President and CEO, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Executive, BPYA and Company agree as follows:

1.	Effective Date. This Agreements Effective Date Is the date first mentioned herein.

2.
Duties. The Executive agrees that while he is engaged by the Company, he will devote a reasonable working time, energies and talents to serving as the Chairman, President and CEO of the Company and providing services for the Company at the direction of the Board of Directors of the Company. The Executive shall have such duties and responsibilities as may be assigned to him from time to time by the Board of Directors, shall perform all duties assigned to him faithfully and efficiently, subject to the direction of the Board of Directors, and shall have such authorities and powers as are inherent to the undertakings applicable to his position and necessary to carry out the responsibilities and duties required of him hereunder; provided, however, that the Executive shall not be required to perform any duties while he is disabled. Both parties understand and agree that the Executive may serve on boards of directors of other businesses, which are not in competition with the Company and may engage in commercial, civic and charitable activities provided that such service and activities do not materially interfere with the performance of the Executive's duties.

3.
Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period while the Executive is employed by the Company, the Company shall compensate BPYA for the Executives services as follows:

3.1.
The Executive shall receive, for each twelve-consecutive month period beginning on February 1st, 2004, and each anniversary thereof, an annual fee not less than $90,000 (the "Fee"), which Fee shall be payable in substantially equal monthly instalments on or before the last day of each month. The Executive's rate of Fee shall be reviewed annually beginning in February 2005 and may be increased at that time with the Compensation Committees approval.

3.1.1.
The Fee is net of any applicable taxes, and where any taxation is required to be applied as determined under Generally Accepted Accounting Principles (“GAAP”) the same will be remitted to BPYA with the monthly remittance.

3.2.
BPYA is entitled to 5,000,000 common shares of the company issued over a set release schedule as long as Executive remains in the capacity of President and CEO. The shares are restricted under Rule 144 of the 1933 Securities Act.

3.2.1.	The Company will do everything within its power to release the said shares from any and all restrictions at the earliest date possible.

3.2.2.	BPYA will receive 2,500,000 (12.15%) of the common shares of the Company within 5 business days of the execution of this Agreement.

3.2.3.
500,000 released every 6 months on the anniversary of the Effective Date. Common shares are to be released from Treasury upon written approval from Board of Directors. If the Board chooses to terminate the Executive at the anniversary of this agreement, any balance of common stock remaining unrealized by BPYA will be returned to Treasury.

3.3.	BPYA is entitled to participate in the company’s stock option plan at conversion price and an amount authorized by the Board of Directors.

3.4.
The Executive is entitled to a bonus payable semi-annually based on a defined set of benchmarks established by the Board of Directors. Benchmarks to be attributed to sales levels, profitability of the corporation and stock price performance.

3.5.
The Company will pay to the consultant a bonus of 5% of the value of any companies or business funded or purchased by the Company, which were funded or purchased under the direction of the Executive (acquisition bonus). The acquisition bonus will be paid 50% in cash added to the monthly fee and 50% in common stock of the Company.

3.6.
Except as otherwise specifically provided to the contrary in this Agreement, the Executive shall be provided with health, welfare and other fringe benefits to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company's other senior management executives.

3.7.
The Executive shall be reimbursed by the Company, on terms and conditions that are substantially similar to those that apply to other similarly situated senior management executives of the Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items which are consistent with the Company's expense reimbursement policy and actually incurred by the Executive in the promotion of the Company's business.

3.8.
The Company shall pay the Executive for the amount of the monthly lease payment for the automobile that the Executive uses for business; provided, however, that the Company shall report as income to the Executive any amounts required by law or the policies of the Company relating to the Executive's personal use of such automobile.

3.9.
All cash Fees discussed herein will be accumulated and accrued (the “Accrual”) from the Effective Date to the benefit of BPYA but not paid out until the Company is listed for active trading with the NASDAQ OTCBB and the Company has completed an aggregate financing of $250,000.00. or April 30th, 2004 which ever is sooner at which time the company will have 10 business days to pay BPYA the Accrual.

4.
Rights and Payments Upon Termination. The Executive's right to benefits and payments, if any, for periods after the date on which his employment with the Company terminates for any reason (his "Termination Date") shall be determined in accordance with this Section 4:

4.1.
Termination by the Company for Reasons Other Than Cause; Termination by the Executive for Good Reason. If the Executive's termination by the Company occurs for any reason other than Cause or is a result of the Executive's termination of employment for Good Reason (and is not on account of the Executive's death, disability, or voluntary resignation, the mutual agreement of the parties or any other reason), then the Executive shall receive from the Company for the period commencing on his termination Date and ending on the earliest of;

4.1.1.	the thirty-sixth month after the Executive's Termination Date;

4.1.2.	the date on which the Executive violates the provisions of Sections 5, 6 or 7 of this Agreement; or

4.1.3.	the date of the Executive's death, the Salary, bonus and benefits in effect as of his Termination Date, payable in accordance with the provisions of Paragraph 3.

4.2.
The monthly Fee amounts will continue as described above. Benefits that will continue will include medical, dental, basic life insurance, financial counselling services, any optional life insurance and any optional accidental death and dismemberment insurance. Bonus shall mean three payments of the average annual amount of the award paid to the Executive pursuant to the annual incentive plan or successor plan with respect to the three years immediately preceding that in which the Termination Date occurs; excluding any years in which the bonus was zero. If all three immediately preceding bonus payments were equal to zero, then no bonus payment would be continued for the next three years.

4.2.1.	Fee payments to the Executive during the aforementioned thirty-six month period shall not preclude the Executive's eligibility for payments under the Company’s severance plan if any.

4.2.2.
All existing unvested options as of the Termination Date will become vested and the Executive shall be afforded a 36-month extension period of time (but not beyond the original Termination Date of the option) from the Termination Date to exercise any remaining unexercised options that had not expired before the Termination Date.

4.2.3.
It is expected that the Executive would have an opportunity to exercise said options in a cashless exchange from the first window period (post earnings public release period) after the Executive's Termination Date and thereafter. The Company expects that such a transaction could be accomplished very promptly at the beginning of said window period and thereafter. The Executive may exercise a cashless exchange of options before the date mentioned above if the Company is in agreement on the efficacy of such action and the Company would not unreasonably withhold such agreement.

4.2.4.
The Company will, to the maximum extent permitted by law, defend, indemnify and hold harmless the Executive, BPYA and the Executive's heirs, estate, executors and administrators against any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive's engagement by the Company (and any predecessor company to the Company), or the Executive's service as an officer or member of the Board of Directors of the Company (or any predecessor company to the Company), including without limitation reimbursement for any legal or other expenses reasonably incurred by the Executive in connection with investigation and defending against any such costs, losses, claims, suits, proceedings, damages or liabilities. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other senior management employees of the Company with respect to matters which occurred during such period of employment.

4.2.5.
The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking outside employment or otherwise and such payments shall not be reduced by any other income earned by Executive.

4.3.
Termination By Company for Cause. If the Executive's termination is a result of the Company's termination of the Executive's employment on account of Cause, then, except as agreed in writing between the Executive and the Company, the Executive shall have no right to future payments or benefits under this Agreement (and the Company shall have no obligation to make any such future payments or provide any such future benefits) for periods after the Executive's Termination Date.

4.4.
Termination for Death or Disability. If the Executive's termination is caused by the Executive's death or permanent disability, then the Executive (or in the event of his death, his estate) shall be entitled to continuing payments of his Salary for the period commencing on his Termination Date and ending on the earlier of (i) the last day of the calendar month in which his Termination Date occurs or (ii) the date on which the Executive violates the provisions of Sections 4, 5 or 6 of this Agreement.

4.5.
Termination for Voluntary Resignation, Mutual Agreement or Other Reasons. If the Executive's termination occurs on account of his voluntary resignation, mutual agreement of the parties, or any reason other than those specified in Paragraphs (A), (B) or (C) above then, except as agreed in writing between the Executive and the Company, the Executive shall have no right to future payments or benefits under this Agreement (and the Company shall have no obligation to make any such future payments or provide any such future benefits) for periods after the Executive's Termination Date. The Executive's termination of employment for Good Reason shall not be treated as a voluntary resignation for purposes of this Agreement.

4.6.	Definitions. For purposes of this Agreement:

4.6.1.	The term "Cause" shall mean:

4.6.1.1.	the wilful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise, as determined by the Board of Directors; or

4.6.1.2.	conduct by the Executive that involves theft, fraud or dishonesty; or

4.6.1.3.	the Executive's violation of the provisions of Sections 5, 6 or 7 hereof.

4.6.2.
The term "Good Reason" means (a) the assignment to the Executive duties which are materially inconsistent with his duties as Chairman, President and CEO of the Company, including, without limitation, a material diminution or reduction in his title, office or responsibilities or a reduction in his rate of Salary, failure to provide bonus opportunities or stock awards in accordance with the requirements in Section 2, or (b) the relocation of the Executive to a location that is not within the greater Vancouver metropolitan area.

4.6.3.
Notwithstanding any other provision of this Agreement, the Executive shall automatically cease to be an employee of the Company and its affiliates as of his Termination Date and, to the extent permitted by applicable law, any and all monies that the Executive owes to the Company shall be repaid before any post-termination payments are made pursuant to the Executive pursuant to this Agreement.

5.	Confidential Information. The Executive agrees that:

5.1.
Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Executive has express authorization from the Company, he shall keep secret and confidential indefinitely all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and its affiliates which was acquired by or disclosed to the Executive during the course of his employment with the Company, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.

5.2.
Upon his Termination Date or at the Company's earlier request, he will promptly return to the Company any and all records, documents, physical property, information, computer disks or other materials relating to the business of the Company and its affiliates obtained by him during his course of employment with the Company.

5.3.
The Executive shall keep the Company informed of, and shall execute such assignments as may be necessary to transfer to the Company or its affiliates the benefits of, any inventions, discoveries, improvements, trade secrets, developments, processes, and procedures made by the Executive, in whole or in part, or conceived by the Executive either alone or with others, which result from any work which the Executive may do for or at the request of the Company, whether or not conceived by the Executive while on holiday, on vacation, or off the premises of the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after the Executive's termination of employment. The Executive shall assist the Company or other nominated by it, to obtain patents, trademarks and service marks and the Executive agrees to execute all documents and to take all other actions which are necessary or appropriate to secure to the Company and its affiliates the benefits thereof. Such patents, trademarks and service marks shall become the property of the Company and its affiliates. The Executive shall deliver to the Company all sketches, drawings, models, figures, plans, outlines, descriptions or other information with respect thereto.

5.4.
To the extent that any court or agency seeks to have the Executive disclose confidential information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure. To the extent that the Executive obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company's attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

5.5.
Nothing in the foregoing provisions of this Section 5 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of its affiliates, knowledge which was acquired by him during the course of his employment with the Company and its affiliates, and which is generally known to persons of his experience in other companies in the same industry.

6.
Non-solicitation. While the Executive is employed by the Company and its affiliates and for a period of three years after the date the Executive terminates employment with the Company and its affiliates for any reason, the Executive covenants and agrees that he will not, whether for himself or for any other person, business, partnership, association, firm, company or corporation, directly or indirectly, call upon, solicit, divert or take away or attempt to solicit, divert or take away, any of the customers or employees of the Company or its affiliates in existence from time to time during his employment with the Company and its affiliates.

7.
Non-competition. While the Executive is employed by the Company and its affiliates, and for a period of three years after the date the Executive terminates employment with the Company and its affiliates, the Executive covenants and agrees that he will not, directly or indirectly, engage in, assist, perform services for, plan for, establish or open, or have any financial interest (other than (i) ownership of 1% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the National Association of Securities Dealers Automated Quotation System or (ii)ownership of securities in any entity affiliated with the Company) in any person, firm, corporation, or business entity (whether as an employee, officer, director or consultant) that engages in an activity in any state in which the Company or its affiliates is conducting or has reasonable expectations of commencing business activities at the date of the Executive's termination of employment, which is the same as, similar to, or competitive with location based entertainment centres, entertainment processing and distribution business of the Company and its affiliates.

8.
Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Sections 5, 6 and 7 and agrees that the Company, in addition to other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, other equivalent relief, restraining the Executive from any actual or threatened breach of Sections 5, 6 and 7 without any bond or other security being required.

9.
Defence of Claims. The Executive agrees that, during his employment with the Company and after his termination, he will cooperate with the Company and its affiliates in the defence of any claims that may be made against the Company or its affiliates to the extent that such claims may relate to services performed by him for the Company. To the extent travel is required to comply with the requirements of this Section 8, the Company, shall to the extent possible, provide the Executive with notice at least 10 days prior to the date on which such travel would be required and the Company agrees to reimburse the Executive for all of his reasonable actual expenses associated with such travel; provided, however, that if the Company reasonably expects the travel to be extensive or unduly burdensome to the Executive from a financial perspective, the Company may provide to the Executive pre-paid tickets for transportation in connection with such travel.

10.
Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received when delivered in person or sent by facsimile transmission, on the first business day after it is sent by air express courier service or on the second business day following deposit in the Canada Post registered or certified mail, return receipt requested, postage prepaid and addressed,

10.1.	in the case of the Company to the following address: Gamestate Entertainment Inc. #1650-1188 West Georgia Street Vancouver, BC V6E 4A2 Attention: Cameron King, CFO
10.2.	or to the Executive: Roderick C. Bartlett 2818 Bellevue Avenue West Vancouver, BC V7V 1E8

10.3.	or such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon actual receipt.

11.
Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, reorganization, consolidation, by purchase of assets or otherwise, all or substantially all of the assets of the Company.

12.
Non-alienation. The interests of the Executive under this Agreement are not subject to the claims of his creditors, other than the Company, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

13.
Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive. Continuation of payments hereunder by the Company following a breach by the Executive of any provision of this Agreement shall not preclude the Company from thereafter terminating said payments based upon the same violation.

14.
Severability. It is mutually agreed and understood by the parties that should any of the agreements and covenants contained herein be determined by any court of competent jurisdiction to be invalid by virtue of being vague or unreasonable, including but not limited to the provisions of Sections 5, 6 and 7, then the parties hereto consent that this Agreement shall be amended retroactive to the date of its execution to include the terms and conditions said court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, said court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that said covenants and/or agreements are enforceable.

15.	Applicable Law. This Agreement shall be construed in accordance with the laws of the Province of British Columbia, Canada.

16.	Currency. All dollar amounts referred to in this Agreement are the currency of the United States of America and in US Dollars.

17.	Amendment. This Agreement may be amended or cancelled by mutual Agreement of the parties in writing without the consent of any other person.

18.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages; each signed by one party hereto, but together signed by both of the parties hereto.

19.
Arbitration & Legal Fees. The Executive and the Company in good faith negotiations for the purpose of reaching an amicable resolution shall discuss disputes arising out of or in connection with the interpretation and application of this Agreement. Without prejudice to the Company's rights under Section 8 of this Agreement, any such disputes which cannot be settled amicably within thirty (30) days after written notice by one party to the other (or after such longer period agreed to in writing by the parties), shall thereafter be settled by binding arbitration in Chicago, Illinois, to be conducted pursuant to the rules and procedures then obtaining of the American Arbitration Association and judgement on the award rendered in such arbitration may be entered in any court of competent jurisdiction.

19.1.
The Executive is entitled to timely payments (not later than 30 calendar days after notice from the Executive) from the Company of reasonable attorney fees incurred by the Executive in the event of a dispute arising out of or in connection with the interpretation and application of this Agreement.

20.
Other Agreements. This Agreement constitutes the sole and complete Agreement between the Company and the Executive and supersedes all other agreements, both oral and written, between the Company and the Executive with respect to the matters contained herein, provided, however, that this Agreement does not supersede the Change in Control Agreement or Severance Plan. No verbal or other statements, inducements, or representations have been made to or relied upon by the Executive. The parties have read and understand this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

Gamestate Entertainment, Inc.     BPYA 966 Holdings Ltd.

Per:________________________    Per:_____________________________
Authorized Signatory      Authorized Signatory